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Exhibit 10.14

                            [iParty Corp. Letterhead]



                                     [Date]


Dear [Celebrity]:

                  This letter sets forth the terms of an agreement between iParty Corp (Att: Katie Broughton, 41 East 11th St. 11th floor, N.Y., N.Y. 10003, phone number 212-331-1228 and fax number 212-331-1207), and [Celebrity].

iPARTY AGREES:

               iParty will record and prepare a StarGreeting featuring [Celebrity]. A StarGreeting is a customized video message for milestone events created with iParty patented technologies that is sold exclusively on the iParty web-site.

                  1. iParty will pay [Celebrity] a commission equal to 25% of the sales price of every [Celebrity] StarGreeting sold. The estimated sales price of each StarGreeting is $39.99. iParty will send a quarterly payment and report to [Celebrity] with StarGreetings sales data. [Celebrity] will have the right to audit the records of iParty as it relates to the sale of her StarGreeting, in order to confirm the accuracy of any commissions paid to [Celebrity].

                  2. iParty will pay to a charity of [Celebrity's] choice, an additional commission equal to 5% of the sales price of every [Celebrity] StarGreeting sold. The estimated price of each StarGreeting is $39.99. iParty will send a quarterly payment to the charity and a report to [Celebrity].

                  3. iParty will pay a [$______] fee to [Celebrity] for the StarGreetings filming, payable to __________, acting as [Celebrity's] agent, on or prior to the day of filming.

                  4. _______ iParty will provide first class travel to New York City and accommodations for [Celebrity] for all StarGreetings meetings and filmings described in this letter.

                  5. If [Celebrity] prefers not to travel to New York City for any Star Greetings meeting or filming, iParty will send a film crew to [Celebrity's] home, or any other location in the United States he chooses, for the meeting or filming at a mutually agreeable date.

                  6. iParty will issue [Celebrity] an option to purchase a total of _______ shares of stock at $_____ per share. Stock options vest in ___ days and are exercisable in approximately ___ months from the date of the signing of this agreement.

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[CELEBRITY] AGREES:

                  1. [Celebrity] will participate in one 3 1/2 hour filming of StarGreetings. The filming will include the recording of several StarGreetings, 100 names per greeting, and 100 numbers that will be used to create [Celebrity's] Star Greetings database. iParty will also film a 30-second promotional spot for [Celebrity's] StarGreeting which may be used in any electronic or video media.. iParty will own the StarGreetings database. [Celebrity's] StarGreetings database will only be used for the StarGreetings and it will not be used for any other purpose.

                  2. [Celebrity] will be available for a 1/2 hour pre-production meeting by phone prior to the film date at an agreeable date, time and location.

                  3. [Celebrity] will have the right to reasonably reject the first version of the Star Greetings filming. If the first version of the filming does not meet with [Celebrity's] approval, [Celebrity] agrees to attend a second filming within 30 days of the first filming. If the second filming is not reasonably acceptable to [Celebrity], this agreement will terminate with no further obligations on either party's behalf. If this should happen, [Celebrity] would keep the $_______ fee, but the stock options would not vest. [Celebrity] will submit written notification of rejection to iParty within 5 business days from receipt of video footage.

                  4. [Celebrity] will permit iParty to use his image and name from [Celebrity's] StarGreeting in all iParty PR, marketing, promotion and advertising materials in all media that are exclusively for the purposes of selling StarGreetings by iParty. [Celebrity] and her agents retain the right to approve or reject all such materials.

                  5. [Celebrity] will attend (1) StarGreetings press event for 1 hour at a mutually agreed time and location.

                  6. If a revision or update of the StarGreetings database is needed, [Celebrity] will be available for additional Star Greetings filming at a mutually agreed time, but no more than once per year for the remaining term of the contract. All terms regarding initial filming mentioned in page 1, paragraph 5, shall apply.

                  7. [Celebrity] will keep secret and confidential (and require [Celebrity's] agents to keep secret and confidential) all information concerning StarGreetings' technology that she (or they) may obtain from iParty.

                  8. The term of this agreement shall be one year from the date hereof.


                  Please indicate your agreement with the terms of this letter by signing your name below.

                                               Very truly yours,


                                               K.D. Broughton
                                               President, StarGreetings

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I have read this letter and I agree to be bound by its terms.


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                                                         Date




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Ms. Katie Broughton            Title                     Date